Exhibit 4.1
CONFORMED COPY
SECOND AMENDMENT TO
AMENDED AND RESTATED STOCKHOLDERS RIGHTS AGREEMENT
          This Second Amendment, dated as of February 1, 2006 (this “Amendment”), to the Amended and Restated Stockholders Rights Agreement, dated as of April 28, 1999, as amended (the “Rights Agreement”), is made between Whitehall Jewellers, Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association, a national banking association (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meaning given to such terms in the Rights Agreement.
          WHEREAS, the Company has proposed to enter into an Agreement and Plan of Merger dated as of February 1, 2006 (the “Merger Agreement”) pursuant to which, WJ Acquisition Corp., a Delaware corporation (“WJ”) and an Affiliate of Prentice Capital Management, LP, a Delaware limited partnership (“Prentice”) and Holtzman Opportunity Fund, L.P., a Nevada limited partnership (“Holtzman”) shall be merged with and into the Company (the “Merger”) and the Company, as the surviving corporation in the Merger, shall continue its corporate existence as a wholly-owned subsidiary of WJ Holding Corp. (“Holdco”), an Affiliate of Prentice and Holtzman (Prentice, Holtzman, WJ and Holdco each individually, a “Buyer” and collectively, the “Buyers”);
          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to exempt the purchase of Common Stock, $0.001 par value, of the Company by WJ and its affiliates;
          WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent; and
          WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement set forth herein as of the date hereof.
          NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:
     1. The definition of “Acquiring Person” in Section 1(a) to the Rights Agreement is deleted in its entirety and hereby replaced with the following:
     “An “Acquiring Person” is any Person who or which, together with its Affiliates and Associates, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but does not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or other compensation program or arrangement of the Company or of any such Subsidiary, (iv) any Person holding shares of Common Stock for or pursuant to the terms of any such plan, program or arrangement, (v) Hugh M. Patinkin, John R. Desjardins, Matthew M. Patinkin, and each Affiliate and Associate thereof and (vi) Frontenac Venture V Limited Partnership, and each Affiliate and

Associate thereof (together “Frontenac”), provided that, Frontenac shall be considered an Acquiring Person if Frontenac shall be the Beneficial Owner of more than 30% of the shares of Common Stock of the Company then outstanding prior to the consummation of the Offering plus 2% (the Persons specified in clauses (i) through (vi) being herein collectively called “Exempt Persons”). Notwithstanding the preceding sentence, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of shares of its Common Stock which, by reason of reducing the number of its then outstanding shares of Common Stock, increases the percentage of its then outstanding shares of Common Stock Beneficially Owned by such person to 15% or more, or, in the case of Frontenac, increases the percentage of its then outstanding shares of Common Stock Beneficially Owned by Frontenac to the applicable percentage (as provided in (vi) above); provided, however, that if such Person shall, after such purchase by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” has become so inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be an “Acquiring Person.”
     Notwithstanding anything to the contrary contained herein, (i) none of Prentice Capital Management, LP, a Delaware limited partnership (“Prentice”), or any of its respective Affiliates or Associates (including, without limitation, PWJ Lending LLC, PWJ Funding LLC, Holtzman Opportunity Fund, L.P. (“Holtzman”), WJ Acquisition Corp. (“WJ”) or WJ Holding Corp. (“Holdco”), which together with Prentice and such other of its and their Affiliates and Associates, the “Buying Persons”) shall become an Acquiring Person, (ii) no Distribution Date or Share Acquisition Date shall occur, in each case, as a result of the execution and delivery of the Agreement and Plan of Merger, dated as of February 1, 2006, by and among the Company, Prentice, Holtzman, Holdco and WJ (as it may be amended from time to time, the “Merger Agreement”), or the consummation by Prentice, Holtzman, WJ and Holdco of the offer to purchase for cash all outstanding shares of Common Stock and Class B Common Stock (including the associated rights) of the Company at $1.60 net per share by WJ, (the “Tender Offer”) or any other agreement contemplated thereby or the execution and delivery of the Securities Purchase Agreement, dated as of October 3, 2005, by and among the Buyers (as defined therein) and the Company (as it may be amended from time to time, the “Purchase Agreement”), the Bridge Term Loan Credit Agreement dated as of such date by and among the Lenders (as defined therein), the agent named therein and the Company (as it may be amended from time to time, the “Bridge Loan Agreement”), (as they may be amended from time to time, the Merger Agreement, the Purchase Agreement, the Bridge Loan Agreement, the Tender Offer and any such other agreement contemplated thereby being collectively referred to as the “Buyer Transactions”), the public announcement of execution and delivery, the performance of the Buyer Transactions, or the consummation of the other transactions contemplated by or in connection with the Buyer Transactions and (iii) for the avoidance of doubt, the warrants issued in connection with the Purchase

Agreement and any shares of Common Stock issuable upon exercise thereof shall not be counted in any determination of whether the Buying Persons shall have become an Acquiring Person or that a Distribution Date or Share Acquisition Date has occurred. From and after the consummation of the Tender Offer, each Buying Person and its Affiliates and Associates shall be deemed to be an “Exempt Person” for purposes of this definition of “Acquiring Person” and, therefore, not an Acquiring Person regardless of the amount of Common Stock Beneficially Owned by such Buying Person and its Affiliates and Associates.”
     2. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within the State of Delaware.
     3. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     4. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

WHITEHALL JEWELLERS, INC.

By:	/s/ JOHN R. DESJARDIN

Name: John R. Desjardins
Title: Executive Vice President and
Chief Financial Officer

LASALLE BANK NATIONAL
ASSOCIATION
as Rights Agent

By:	/s/ MARK F. RIMKUS

Name: Mark F. Rimkus
Title: Vice President

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